Exhibit 99.1

Investor Contact:	Company Contact:
Sharon Merrill Associates	Thomas W. Bennet, Jr., CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	tbennet@trcsolutions.com

TRC APPOINTS RICHARD H. GROGAN TO BOARD OF DIRECTORS
Chairman of Talisman Management Brings Expertise in Capital and International Markets
Lowell, MA. March 30, 2011 - TRC (NYSE:TRR) announced today that Richard H. Grogan, 57, Chairman of Talisman Management, Limited, a UK-based investment and management firm, has been elected to the Company's Board of Directors. With the addition of Mr. Grogan, TRC's Board is restored to eight members following the retirement of Jeffrey McNealey in November 2010 after 25 years of service.
“Rick is an outstanding addition to our Board, and we will benefit from his long experience in financing, strategy and growth for companies both in the United States and Europe,” said TRC's Chairman and Chief Executive Officer Chris Vincze. “In addition to a successful track record of acquisitions, investments and interventions in a variety of companies, Rick also is Chairman of Talisman Environmental Services and offers a unique perspective on the management of corporate environmental remediation risk, as well as the European environmental market.”
Mr. Grogan co-founded Talisman Management Limited in 1987 and is a 1975 graduate of Harvard University with an MBA in 1979 from Harvard Business School. Prior to Talisman, Mr. Grogan was with Bain & Company serving as a senior partner in the London office. He also has held positions with Citibank, The Hudson Institute and was Director of the Judiciary Committee of the U.S. Senate. A former world-champion oarsman, Mr. Grogan lives in London and is also involved in a variety of civic, cultural and educational activities.

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering consulting and construction management firm that provides integrated services to the energy, environmental, and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC's website at www.TRCsolutions.com.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995